EXHIBIT 11
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                                              For the Three Months              For the Nine Months
                                                                               Ended September 30                Ended September 30
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Dollars and shares in thousands, except per share amounts                    1996            1995             1996             1995
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Earnings Per Share Assuming No Dilution (a)
Net earnings ....................................................       $ 170,765       $  58,672        $ 532,906        $ 210,753
Preferred stock dividend ........................................              --          (8,969)         (17,938)         (26,906)
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   Net earnings applicable to common stock ......................         170,765          49,703          514,968          183,847

Weighted average common stock outstanding .......................         248,668         246,666          248,211          245,754


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      Net earnings per common share .............................       $    0.69       $    0.20        $    2.08        $    0.75
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Earnings Per Share Assuming Full Dilution
Net earnings ....................................................       $ 170,765       $  58,672        $ 532,906        $ 210,753
Distribution on preferred securities (net of tax) ...............           1,720              --            1,720               --
                                                                        ------------------------------------------------------------
   Net earnings applicable to common stock ......................         172,485          58,672          534,626          210,753

Weighted average common stock outstanding .......................         248,668         246,666          248,211          245,754
Dilutive common stock equivalents ...............................           2,162           1,565            1,917            1,512
Conversion of preferred stock (b) ...............................             431          16,667              431           16,667
Conversion of preferred securities ..............................          12,264            --             12,264             --
                                                                        ------------------------------------------------------------
Weighted average common and equivalent
   stock outstanding ............................................         263,525         264,898          262,823          263,933

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      Net earnings per common share .............................       $    0.65       $    0.22        $    2.03        $    0.80
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(a) The dilutive effect of common stock equivalents is less than 3 percent.
(b) During 1995, the effect of assumed conversion of preferred stock on earnings per common stock is antidilutive.


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